Exhibit 99.1

Press Release	Source: Defense Industries International

Defense Industries International Announces Stock Repurchase Program

ASHKELON, Israel, October 30, 2008, Defense Industries International, Inc. (OTCBB: DFNS.OB), a leading manufacturer and global provider of personal military and civilian protective equipment and supplies, today announced that the Company’s Board of Directors has authorized a stock repurchase program. The stock repurchase program authorizes the Company to repurchase shares of its common stock, in the open market at times and prices considered appropriate by the Company depending upon prevailing market conditions and other corporate considerations. The program authorizes the Company to purchase up to $450,000 of shares of common stock over a period of six months.

As of October 30, 2008, Defense Industries had approximately 28,991,111 shares of common stock outstanding.

“The stock repurchase program is a reflection of the Company’s solid cash position and ongoing commitment to increasing shareholder value,” said Joseph Fostbinder, chief executive officer of Defense Industries. “The program also demonstrates the confidence we have in our current operational strengths and prospects for the future.”

About Defense Industries International, Inc.

Defense Industries International, Inc. is a leading manufacturer and global provider of personal military and civilian protective equipment and supplies. Defense Industries’ main products include body armor, bomb disposal suits and bullet-resistant vests and jackets; ballistic wall covers, ceramic armor plates and lightweight armor UHMW-PE plates; personal military equipment, battle pouch units and combat harness units; dry storage units, liquid logistics, tents and vehicle covers; winter suits, sleeping bags and backpacks. The Company’s manufacturing facilities meet American EQNET and international ISO 9001 standards. The Company has three principal subsidiaries, Export Erez Ltd., Achidatex Nazareth Elite ltd. and Owen Mills in the USA. For additional information, please visit the Company’s web site at www.defense-industries.com

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The company undertakes no obligation to publicly release updates to these forward-looking statements made to reflect new events or circumstances after the date hereof. Neither the Company nor its agents assume responsibility for the accuracy and completeness of the forward-looking statements.

Contact Information:

Ayelet Shaked Shiloni
Integrated Investor Relations
1-866-44-786-33
ayeletshi@yahoo.com